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                                                                    EXHIBIT 12


                                 ABBOTT LABORATORIES

                  CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                     (Unaudited)

                                (Millions of Dollars)


                                                              SIX MONTHS ENDED
                                                                JUNE 30, 1996
                                                               ----------------

Net Earnings                                                          $    951

Add (deduct):
   Income taxes                                                            398
   Minority interest                                                         8
                                                                      --------

   Net earnings as adjusted                                           $  1,357
                                                                      --------


Fixed Charges:
   Interest on long-term and
      short-term debt                                                       40
   Capitalized interest cost                                                 6
   Rental expense representative
      of an interest factor                                                 13
                                                                      --------

Total Fixed Charges                                                         59
                                                                      --------

Total adjusted earnings available for
   payment of fixed charges                                           $  1,416
                                                                      --------
                                                                      --------

Ratio of earnings to fixed charges                                        24.0
                                                                      --------
                                                                      --------


NOTE: For the purpose of calculating this ratio, (i) earnings have been calculated by adjusting net earnings for taxes on earnings; interest expense; capitalized interest cost, net of amortization; minority interest; and the portion of rentals representative of the interest factor, (ii) the Company considers one-third of rental expense to be the amount representing return on capital, and (iii) fixed charges comprise total interest expense, including capitalized interest and such portion of rentals.